Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT
THIS AMENDMENT NO.1 TO THE BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made and entered into as of May 1, 2024 by and among Focus Impact Acquisition Corp., a Delaware corporation (the “SPAC”), Focus Impact Amalco Sub Ltd., a company existing under the Laws of the Province of British Columbia (“Amalco Sub”), and DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).
WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of September 12, 2023 (as may be amended and modified from time to time, including by this Amendment, the “Agreement”);
WHEREAS, the Parties desire to amend the Agreement as set forth below;
WHEREAS, Section 11.8 of the Agreement provides that the Agreement may be amended in whole or in part, by an agreement in writing executed by each of the SPAC and the Company prior to Closing; and
WHEREAS, each of the SPAC Board, the Company Board and the board of directors of Amalco Sub has approved the execution and delivery of this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Amendment, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
1.           Amendments to the Agreement.

(a) Amendment to SPAC Continuance. Section 2.7(b) of the Agreement is hereby amended and restated in its entirety as follows:
On the Closing Date, but prior to the Closing, after all the conditions set forth in Article VIII have been satisfied or, if permissible, waived (other than those conditions that by their nature are required to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction, or if permissible, waiver of such conditions at the Closing), following the Redemption as contemplated in clause (a) above, the SPAC will effect the SPAC Continuance, thereby continuing from the State of Delaware to the Province of Alberta under the applicable provisions of the DGCL and the ABCA. Pursuant to the SPAC Continuance, (i) the articles of continuance and by-laws of New PubCo shall be amended and restated in substantially the form attached hereto as Exhibit B (the “New PubCo Organizational Documents”), (ii) each issued and outstanding SPAC Unit that has not been previously separated into SPAC Class A Shares and SPAC Public Warrants prior to the SPAC Continuance shall automatically convert into securities of New PubCo as a corporation existing under the Laws of the Province of Alberta identical to (A) a number of New PubCo Common Shares equal to the Reverse Split Factor and (B) a number of New PubCo Public Warrants equal to (x) the Reverse Split Factor, divided by (y) two (2), (iii) each issued and outstanding SPAC Class A Share that has not been redeemed shall remain outstanding and automatically convert into a number of New PubCo Common Shares equal to the Reverse Split Factor, (iv) each issued and outstanding SPAC Class B Share shall automatically convert into a number of New PubCo Common Shares equal to the Reverse Split Factor or be forfeited in accordance with the Sponsor Side Letter, and (v) each SPAC Public Warrant and SPAC Private Placement Warrant will be assumed by New PubCo and automatically convert into the right to exercise such warrant for a number of New PubCo Common Shares equal to the Reverse Split Factor; provided, however, in each case, that no fractional shares or warrants will be issued and only whole shares or warrants will be issued and each Person who would otherwise be entitled to a fractional share or warrant (after aggregating all fractional shares or warrants that otherwise would be received by such Person) shall instead have the number of shares or warrants issued to such Person rounded down in the aggregate to the nearest whole share or warrant, pursuant to the SPAC Continuance. For the avoidance of doubt, the Parties agree that references in this Agreement to the “SPAC” shall refer to the SPAC before giving effect to the SPAC Continuance, and references in this Agreement to “New PubCo” shall refer to such entity after giving effect to the SPAC Continuance.

(b) Common Amalgamation Consideration.  Section 2.11 of the Agreement is hereby amended and restated in its entirety as follows:
Pursuant to the Amalgamation, New PubCo shall issue, and the Company Shareholders collectively shall be entitled to receive, in accordance with Section 2.12 and the Plan of Arrangement, New PubCo Securities consisting of (a) the Common Amalgamation Consideration, plus (b) solely to the extent any Company Shares are required to be issued to Approved Financing Sources pursuant to Approved Financings in connection with the Closing, a number of New PubCo Common Shares equal to (i) each such Company Share, multiplied by (ii) the Per Common Share Amalgamation Consideration in respect of such Company Share. For the avoidance of doubt, any reference in this Agreement to the applicable portion of common amalgamation consideration shall refer to the Per Common Share Amalgamation Consideration for each Company Share.
(c) Amendment to Common Amalgamation Consideration. The definition of “Common Amalgamation Consideration” in Section 12.1 of the Agreement is hereby amended and restated in its entirety as follows:
“Common Amalgamation Consideration” means, with respect to the Company Securities, a number of New PubCo Common Shares equal to the product of (a) the Reverse Split Factor, multiplied by (b) the quotient of (i) the Amalgamation Consideration Value, divided by (ii) $10.20.

(d) Amendment to Fully Diluted Common Shares Outstanding. The definition of “Fully Diluted Common Shares Outstanding” in Section 12.1 of the Agreement is hereby amended and restated in its entirety as follows:
“Fully Diluted Common Shares Outstanding” means, without duplication, at any measurement time (a)(i) ten (10), multiplied by (ii) the aggregate number of Multiple Voting Company Shares that are issued and outstanding, plus (b) the aggregate number of Subordinated Voting Company Shares that are issued and outstanding, plus (c) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the exercise and conversion of the Company Options in accordance therewith, plus (d) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the exercise and conversion of the Company Warrants in accordance therewith, plus (e) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the vesting of the Company RSUs in accordance therewith. For the avoidance of doubt, “Fully Diluted Common Shares Outstanding” shall not include any Subordinary Voting Company Shares to be issued (including pursuant to the exercise and conversion of Company Warrants) to any Approved Financing Source pursuant to an Approved Financing.
(e) Other Defined Terms. Section 12.1 of the Agreement is hereby amended and supplemented by adding the following defined terms:
“Approved Financing Source” means a Person engaged by the Company after the date of this Agreement to act as an investment bank, financial advisor, broker or similar advisor in connection with any Financing which has been approved by the SPAC in accordance with the terms of the Agreement (an “Approved Financing”).
“Final Company Share Price” means the closing price of the Subordinated Voting Company Shares on Cboe Canada Inc., as of the end of last trading day prior to the Closing (and if there is no such closing price on the last trading day prior to the Closing, the closing price of the Subordinated Voting Company Shares on the last trading day prior to the Closing on which there is such a closing price), converted into United States dollars based on the Bank of Canada daily exchange rate on the last Business Day prior to the Closing.
“Reverse Split Factor” means an amount equal to the lesser of (a)(i) the Final Company Share Price, divided by (ii) $0.64 and (b) one (1).
(f) Plan of Arrangement. Exhibit A attached to the Agreement is hereby amended and restated to read as Exhibit A attached hereto (the “Plan of Arrangement”).
2.            No Further Amendment. The Parties agree that, except as provided herein, all other provisions of the Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the Agreement.

3.            References. All references to the “Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Agreement shall refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement (as amended hereby) and references in the Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to September 12, 2023.
4.            Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.
5. Other Miscellaneous Terms. Sections 11.1 through 11.13 of the Agreement shall apply mutatis mutandis to this Amendment, as if set forth in full herein.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

FOCUS IMPACT ACQUISITION CORP.

By:	/s/ Carl Stanton
Name:	Carl Stanton
Title:	Chief Executive Officer

FOCUS IMPACT AMALCO SUB LTD.

By:	/s/ Carl Stanton
Name:	Carl Stanton
Title:	Chief Executive Officer

DEVVSTREAM HOLDINGS INC.

By:	/s/ Sunny Trinh
Name:	Sunny Trinh
Title:	Chief Executive Officer

[Signature Page to Amendment to Business Combination Agreement]

EXHIBIT A

PLAN OF ARRANGEMENT

[Attached.]